Exhibit 10.3

TRANSFER AGREEMENT

This TRANSFER AGREEMENT (this “Agreement”) is entered into on this 10th day of March, 2016, by and between ModusLink Global Solutions, Inc., a Delaware corporation (together with its direct and indirect subsidiaries, “Transferee”), and SPH Services, Inc., a Delaware corporation (“Transferor” and together with Transferee, each a “Party” and collectively, “Parties”).

RECITALS

WHEREAS, Transferor employs certain individuals to provide corporate services on behalf of its subsidiary, SP Corporate Services LLC (“SP Corporate”), to Transferee’s direct and indirect subsidiaries (the “Corporate Services”) pursuant to a Management Services Agreement, dated as of January 1, 2015, between Transferee and SP Corporate; and

WHEREAS, the Parties have determined that certain employees are providing Corporate Services exclusively to the Transferee, and the Parties desires to provide for the transfer of such employees to Transferee upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferee and Transferor agree as follows:

AGREEMENT

ARTICLE 1.

DEFINITIONS

1.1. Certain Defined Terms. In addition to the terms defined elsewhere in this Agreement, capitalized terms that are not otherwise defined herein have the following meanings:

“Affiliate” means, as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person.

“Assumed Liabilities” means all Liabilities arising under or relating to the Employment Agreements and the provision of the Corporate Services, to the extent arising or due to be performed following the Effective Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Contract” means any contract, agreement, lease, commitment, understanding, whether oral or written, which is intended by the parties thereto or purports to be legally binding and enforceable.

“Employee Benefit Plan” means all plans, programs or agreements that Transferee has maintained, sponsored, adopted or obligated itself under with respect to employee benefits, including any pension or retirement plans, medical or dental plans, life or long-term disability insurance, bonus or incentive compensation, stock option or equity participation plans, with respect to the Subject Employees.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a controlled group with such Person, or which is under common control with such Person within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“GAAP” means generally accepted accounting principles in the United States consistently applied for all relevant periods presented.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government.

“Law” means any code, law (including, without limitation, common law), ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person or its assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Governmental Authority, in each case as amended or in effect prior to or on the Effective Date.

“Liabilities” means liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, whether due or to become due and whether or not required to be reflected or reserved against on a balance sheet under GAAP.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim, option, easement, deed of trust, right-of-way, encroachment, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or charge of any kind, whether voluntary or involuntary, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, business trusts and other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Subject Employees” means the individuals employed by Transferor in connection with providing the Corporate Services to be transferred pursuant to the terms and conditions of this Agreement, as set forth on Schedule A.

“Transferee’s Knowledge” means actual knowledge of any director or executive officer, without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge).

“Transferor’s Knowledge” means actual knowledge of any manager or executive officer, without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge).

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

As a material inducement to Transferor to enter into this Agreement and consummate the transactions contemplated hereby, Transferee hereby represents and warrants to Transferor, as of the date hereof, as follows:

2.1. Organization and Corporate Power. Transferee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Transferee has full power, capacity and authority necessary to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

2.2. Due Authorization. The execution and delivery by Transferee of this Agreement and the consummation by Transferee of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Transferee and no other corporate proceeding is necessary for the execution and delivery of this Agreement by Transferee, the performance by Transferee of its obligations hereunder and the consummation by Transferee of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Transferee and constitutes the legal, valid and binding obligations of Transferee, enforceable against Transferee in accordance with its terms.

2.3. No Violation; Consents and Notices.

(a) The execution, delivery and performance by Transferee of this Agreement do not and will not (i) violate any Law or any decree or judgment of any court or other Governmental Authority applicable to Transferee; (ii) violate or conflict with, result in a breach of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, permit cancellation of any material Contract to which Transferee is a party or by which it is bound; or (iii) violate or conflict with any provision of the Certificate of Incorporation and Bylaws of Transferee.

(b) No consents or approvals of, or notices, filings or registrations by Transferee to or with, any Governmental Authority or any other Person not a party to this Agreement are necessary in connection with the execution, delivery and performance of this Agreement or Transferee’s assumption of the Assumed Liabilities.

2.4. Legal Proceedings. There is no Proceeding pending or, to the Transferee’s Knowledge, threatened against Transferee that questions or challenges the validity of this Agreement or that may prevent, delay, make illegal or otherwise interfere with the ability of Transferee to consummate any of the transactions contemplated by this Agreement.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

As a material inducement to Transferee to enter into this Agreement and consummate the transactions contemplated hereby, Transferor hereby represents and warrants to Transferee, as of the date hereof, as follows:

3.1. Organization, Power and Authority. As of the date hereof, Transferor is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Transferor has full power, capacity and authority necessary under all applicable Laws to enter into and perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

3.2. Due Authorization. The execution and delivery by Transferor of this Agreement and the consummation by Transferor of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Transferor and no other limited liability company proceeding is necessary for the execution and delivery of this Agreement by Transferor, the performance by Transferor of its obligations hereunder and the consummation by Transferor of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Transferor and constitutes legal, valid and binding obligations of Transferor, enforceable against Transferor in accordance with its respective terms.

3.3. No Violation; Consents and Notices. The execution, delivery and performance by Transferor of this Agreement do not and will not (i) violate in any material respect any Law or any decree or judgment of any court or other Governmental Authority applicable to Transferor; (ii) violate or conflict with, result in a breach of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, permit cancellation of, or result in the creation of any Lien upon any material Contract; or (iii) violate or conflict with any provision of its limited liability company operating agreement of Transferor.

3.4. Employees; Employee Benefit Plans.

(a) Correct and complete copies of all written employment agreements which impact or establish the terms of employment or compensation of each Subject Employee, if any, have been delivered to Transferee. Transferor has not terminated or given notice to its intention to terminate any Subject Employee as of the date hereof.

(b) The transactions contemplated by this Agreement, will not, either alone or in combination with any other event or events, cause Transferee to incur any liabilities with respect to any Employee Benefit Plan. Transferee shall not assume or otherwise succeed to, by operation of law, contract or otherwise, any obligations of Transferor or any ERISA Affiliate to any employees of Transferor, or to any other Person rendering services in respect of the Corporate Services that are commonly provided by such employees and Transferee shall have no obligations to any such employee or other Person. No event has occurred in connection with any Employee Benefit Plan that has resulted or may reasonably result in any Liabilities for which Transferee may be responsible, whether by operation of law, by contract or otherwise.

3.5. Labor Matters.

(a) Transferor is neither a party to nor has any obligation pursuant to any collective bargaining or other similar Contract regarding the rates of pay or working conditions of the Subject Employees. Transferor is not obligated under any Contract to recognize or bargain with any labor organization or union on behalf of such employees. Neither Transferor nor any of its officers or directors or any of the Subject Employees are subject to a charge or, to Transferor’s Knowledge, threatened with the charge, of any unfair labor practice applicable to or affecting the Corporate Services or the activities of the Subject Employees. There is no strike, work stoppage, walkout, slowdown, handbilling, picketing or other “concerted action” involving any Subject Employees, and no grievance proceeding or other controversy is in progress, pending or, to Transferor’s Knowledge, threatened between Transferor and any Subject Employee or any union or collective bargaining unit relating thereto.

(b) With respect to providing the Corporate Services and the activities of the Subject Employees, Transferor is in material compliance with all applicable Laws concerning the employer-employee relationship and with all Contracts relating to the employment of the Subject Employees including all Laws relating to terms and conditions of employment, wages, hours, collective bargaining, workers’ compensation, occupational safety and health, equal employment opportunity and immigration, and are not engaged in any unfair labor or unlawful employment practice. Transferor has not received any written notice alleging that it has failed to comply with any such Laws. With respect to providing the Corporate Services, there are no pending or, to Transferor’s Knowledge, threatened Proceedings regarding any alleged misclassification of Subject Employees as independent contractors.

(c) Transferor has not taken any action that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification (“WARN”) Act or could otherwise trigger any notice requirement or liability under any local or state plant closing notice Law. Further, Transferor has fully complied with the WARN Act and its rules and regulations.

ARTICLE 4.

TRANSFER OF EMPLOYEES

4.1. Employees and Benefit Plans.

(a) Transferor shall, effective as of March 1, 2016 (the “Effective Date”), terminate all of the Subject Employees, and Transferee shall offer, effective as of the Effective Date, employment to all of the Subject Employees at substantially the same compensation, and with substantially comparable benefits, as they received from Transferor immediately prior to the Effective Date. Effective as of the Effective Date, the Subject Employees shall cease to be employed by Transferor, and Subject Employees who have accepted Transferee’s offer of employment shall become employees of Transferee (such Subject Employees, the “Transferred Employees”). Transferee shall make commercially reasonable efforts to ensure that the Transferred Employees receive credit for all of their service with Transferor under all welfare and benefit plans for purposes of eligibility and vesting and benefit entitlement (but not for purposes of accrual of benefits under a defined benefit pension plan). Transferee shall also use commercially reasonable efforts to ensure that no pre existing condition, limitation or exclusion shall apply to participation and coverage for such Transferred Employees (and their dependents) under a group welfare or health benefit plan and Transferred Employees shall receive credit for any deductibles, co-payments and out of pocket expenses that they have incurred. Transferee and Transferor shall each make commercially reasonable efforts to ensure that any restricted stock or stock options or similar equity awards are transferred without acceleration or forfeiture and continue to vest and to be exercisable in accordance with their terms, and shall otherwise cooperate to ensure that, no severance payments are assumed, triggered, accelerated or forfeited by virtue of the transactions contemplated in this Agreement. Effective as of the Effective Date, Transferor shall release, or cause to be released, Subject Employees from the provisions of any restrictive covenants and/or agreements with Transferor so as to enable Transferee to offer employment to such Subject Employees. Transferee will not have any responsibility, liability or obligation, to the Subject Employees or to any other Person with respect to any Employee Benefit Plan. All Subject Employees who serve as officers of the Transferor or its subsidiaries as of the Effective Date shall continue to serve as officers of such entities following the Effective Date.

(b) Transferor will be responsible for (i) the payment of all wages, fees and other remuneration due to all of its Subject Employees, consultants and contractors with respect to their respective services as Subject Employees, consultants and contractors of Transferor and/or the Corporate Services through the close of business on the Effective Date, and (ii) compliance with all applicable Laws respecting the termination of the Subject Employees.

(c) Transferred Employees (and their eligible dependents and their children who are eligible for continued coverage until age 26 under the Patient Protection and Affordable Care Act) who experience a “qualifying event” (as defined in the Code, section 4980B) after the Effective Date shall be eligible to elect health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), under Transferee’s group health plan. All other Subject Employees (and their eligible dependents) who are receiving (i) COBRA continuation coverage under Transferor’s group health plan prior to the Effective Date and/or (ii) whom Transferee does not offer employment or who refuse such offer of employment and who experience a “qualifying event” (as defined in the Code, section 4980B) shall be eligible to elect COBRA continuation coverage under Transferor’s group health plan.

(d) It is understood and agreed between the Parties that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective Party hereto and do not and shall not create any right in any other person, including, but not limited to, any Transferred Employee, any participant in any benefit or compensation plan or any beneficiary thereof.

4.2. Indemnification. Transferor agrees to indemnify and hold harmless Transferee (and their respective officers, employees, partners, agents, affiliates and controlling parties) from and against any and all losses, liabilities, damages, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, reasonable attorneys’ fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation, asserted against, resulting to, imposed upon, or incurred or suffered by Transferee directly as a result of third party claims resulting or arising from the Employment Agreements, provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Transferor (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE 5.

GENERAL PROVISIONS

5.1. This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior representations and agreements, whether oral or written, and cannot be modified, changed, waived or terminated except by a writing signed by both of the Parties hereto. No course of conduct or trade custom or usage shall in any way be used to explain, modify, amend or otherwise construe this Agreement.

5.2. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, sent by nationally recognized overnight carrier, one day after being sent, or mailed by first class registered or certified mail, return receipt requested, five days after being sent.

5.3. This Agreement shall be governed by and construed under the laws of the State of New York and the Parties hereby submit to the personal jurisdiction of any federal or state court located therein, and agree that jurisdiction shall rest exclusively therein, without giving effect to the principles of conflict of laws.

5.4. This Agreement may not be assigned directly or indirectly, by operation of law or otherwise, by any Party hereto (including in connection with a sale or transfer of all or substantially all of business or assets of such Party, whether by sale, merger, operation of law, or otherwise in connection with a change of control) without the prior written consent of the other Parties to this Agreement; provided, however, Transferor may assign this Agreement to an Affiliate. This Agreement shall solely inure to the benefit of and be binding upon the Parties hereto and their permitted (in accordance with the foregoing) successors and assigns.

5.5. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the day and year first above written.

TRANSFEROR: SPH SERVICES, INC.

By:	/S/ JAMES F. McCABE, JR.
	Name:	James F. McCabe, Jr.
	Title:	CFO

TRANSFEREE: MODUSLINK GLOBAL SOLUTIONS, INC.

By:	/S/ JOHN J. BOUCHER
	Name:	John J. Boucher
	Title:	President and CEO

Schedule A

Subject Employees

Employee Name	Title	Department

Brian O’Donnell	Vice President and Treasurer	Treasury

Lorraine Buffman	Sr. Corporate Treasury Analyst	Treasury

Jason Harlow	Director of Internal Audit	Internal Audit

Jana Kotalova	Europe Audit Manager	Internal Audit

Grace Lam	Asia Audit Manager	Internal Audit

Preethi Iyer	Manager Corporate Accounting	Controller’s Department